November 30, 2018

Matthew C. Goulet
President and Chief Executive Officer
GlobalSCAPE, Inc.
4500 Lockhill-Selma, Suite 150
San Antonio, TX 78249

       Re: GlobalSCAPE, Inc.
           Registration Statement on Form S-1
           Filed November 16, 2018
           File No. 333-228449

Dear Mr. Goulet:

       This is to advise you that we have not reviewed and will not review your registration statement.

       Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

      Please contact Mitchell Austin, Staff Attorney, at (202) 551-3574 or, in his absence, Jan
Woo, Legal Branch Chief, at (202) 551-3453 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Information Technologies
                                                            and Services
cc:    Adam W. Finerman, Esq.